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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                      PARADISE MUSIC & ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                                699071 10 6
                     ----------------------------------
                              (CUSIP Number)

                                  May 2, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

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CUSIP No. 699071 10 6                 13G                     Page 2 of 6 Pages
---------------------                                         -----------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jay Moloney
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group                (a)  / /
     (See Instructions)                                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States of America
-------------------------------------------------------------------------------
         Number of            (5) Sole Voting Power: 350,000 Shares

          Shares             --------------------------------------------------

       Beneficially           (6) Shared Voting Power: 0

        Owned by             --------------------------------------------------

          Each                (7) Sole Dispositive Power: 350,000 Shares

       Reporting             --------------------------------------------------

     Person With:             (8) Shared Dispositive Power: 0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     350,000 Shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares    / /
    (See Instructions)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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ITEM 1(a)  Name of Issuer
           Paradise Music & Entertainment, Inc.
           --------------------------------------------------------------------
ITEM 1(b)  Address of Issuer's Principal Executive Offices
           53 West 23rd Street, New York, N.Y. 10010
           --------------------------------------------------------------------
ITEM 2(a)  Name of Person Filing
           Jay Moloney
           --------------------------------------------------------------------
ITEM 2(b)  Address of Principal Business Office or, if none, Residence
           13749 Mulholland Drive
           Beverly Hills, California 90210
           --------------------------------------------------------------------
ITEM 2(c)  Citizenship
           United States of America
           --------------------------------------------------------------------
ITEM 2(d)  Title of Class of Securities
           Common Stock
           --------------------------------------------------------------------
ITEM 2(e)  CUSIP Number
           699071 10 6
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).


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    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.  OWNERSHIP

         (a) Amount beneficially owned: 350,000 Shares. The 350,000 Shares beneficially owned represent shares which the reporting person had the right to acquire as of May 2, 1999 and within 60 days thereafter upon exercise of an employee stock option.

         (b)   Percent of Class: 6.4%.

         (c)   Number of Shares as to which the reporting person has:

               (i)  Sole power to vote or to direct the vote:  350,000.

               (ii)  Shared power to vote or direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:
350,000.

               (iv) Shared power to dispose or to direct the disposition of: 0.



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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       May 10, 1999
                                       ------------------------
                                             (Date)

                                       /s/ Jay Moloney
                                       ------------------------
                                            (Signature)

                                           Jay Moloney
                                       ------------------------
                                          (Name and Title)


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